Exhibit 99.1

FOR IMMEDIATE RELEASE

YRC WORLDWIDE ANNOUNCES PLANS TO ACQUIRE SHANGHAI JIAYU LOGISTICS LIMITED

SHANGHAI, China and OVERLAND PARK, Kan., June 26, 2007 – YRC Worldwide Inc. (Nasdaq: YRCW) announced that it has entered into a preliminary agreement to acquire Shanghai Jiayu Logistics Limited, one of the largest providers of less-than-truckload ground transportation services in China, with over 30,000 customers, 1,600 employees, 300 tractors and a network of over 3,000 vehicles.

“Initially this acquisition will allow us to build a service network that will provide greater reliability for our customers as they move shipments within China as well as provide seamless, end-to-end service for international movement in the critical U.S.-China trade lane,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Our existing freight forwarding and logistics joint ventures have provided the base for this strategy. The acquisition of Jiayu will further advance this objective by significantly expanding our scale and capabilities in China.”

Pursuant to the preliminary agreement with Jiayu, the parties are expected to complete exclusive negotiations to enter into a definitive agreement based upon the transaction structure, price and due diligence process contained in the preliminary agreement. Completion of this transaction is subject to final due diligence, the parties entering into a definitive acquisition agreement, and board and regulatory approvals.

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Forward Looking Statements:

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “would” and similar expressions are intended to identify forward-looking statements. YRC Worldwide’s expectations regarding the potential acquisition of Jiayu in China is only YRC Worldwide’s expectation regarding this potential acquisition. Completion of the acquisition is subject to the respective parties entering into a final, binding agreement to effect the acquisition, completion of due diligence, regulatory approvals and board approvals.

About YRC Logistics:

YRC Logistics, a wholly owned subsidiary of YRC Worldwide Inc. (NASDAQ: YRCW), is a global logistics company. Based in Overland Park, Kansas, and with offices in North America, Asia, Europe and South America, YRC Logistics enables companies to improve their transportation network and overall supply chain efficiency by offering flexible logistics solutions supported by Web-hosted technology and global logistics management capabilities.

About YRC Worldwide Inc.:

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com